Exhibit 4.1


                               SECURITY AGREEMENT
                      AND APPOINTMENT OF AGENT FOR HOLDERS

     This Security Agreement and Appointment of Agent for Holders (this "AGREEMENT") is made and entered into as of January 25, 2002, by and among EBIZ Enterprises, Inc., a Nevada corporation ("EBIZ") and Jones Business Systems, Inc. ("JBSI"), a wholly owned subsidiary of EBIZ, (collectively referred to hereinafter as the "Borrower"), the persons or to be identified on Schedule 1 from time to time (each a "HOLDER" and collectively, "HOLDERS") and First Financial Equity Corporation, an Arizona corporation ("FFEC") as the collateral agent, acting in the manner and to the extent described in this Agreement for the benefit of Holders.

                                    RECITALS

A. EBIZ and JBSI filed separate petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE") on September 7, 2001 in the United States Bankruptcy Court, District of Arizona (the "BANKRUPTCY COURT") initiating two cases which have been ordered to be jointly administered (the "BANKRUPTCY CASE").

B. The Canopy Group ("CANOPY") holds a properly perfected first position security interest in all of Borrower's assets. Canopy and FFEC intend to enter into an Intercreditor Agreement in order to address various matters relating to the seniority of their relative security interests and their respective rights to property serving as their collateral (the "INTERCREDITOR AGREEMENT").

C. Canopy and Borrower entered into a Stipulation to Use Cash Collateral (the "CASH COLLATERAL Stipulation") in the Bankruptcy Case.

D. Borrower is in need of additional financing to successfully reorganize its financial affairs, propose and confirm a Plan of Reorganization and emerge from bankruptcy.

E. Borrower is in the process of making a direct offering of collateralized debt instruments (the "DIRECT OFFERING") to other companies, institutions or individuals (the "HOLDERS"). Borrower and FFEC anticipate that the amount of the Direct Offering shall be $1,100,000.00, and FFEC shall serve as the collateral agent for the Holders as more fully set forth herein. The Direct Offering will be structured to comply with Sections 364 and 1145 of the Bankruptcy Code and all applicable securities laws. It is the intent of the parties that the exemptions from certain securities regulations provided by 11 U.S.C ss.ss.364(f) & 1145(a), 15 U.S.C. ss.77(c) and any other available securities law exemptions shall be applicable to the Direct Offering.

F. Borrower desires to retain FFEC as its financial advisor and has or will seek Bankruptcy Court approval to enter into a Financial Advisory Agreement with FFEC.

G. In connection with the Direct Offering, Borrower has borrowed or will borrow funds from Holders pursuant to various Direct Offering Promissory Notes in favor of Holders with substantially identical terms and conditions (each a "NOTE" and collectively, the "NOTES") and Subscription Agreements with Holders (each a "SUBSCRIPTION AGREEMENT" and collectively, the "SUBSCRIPTION AGREEMENTS") dated concurrently with this Agreement. The minimum amount of funds which must be received by FFEC through the Direct Offering in order for the parties to proceed with the financing transaction contemplated by this Agreement shall be $300,000.00 (the "MINIMUM RAISE").

H. As security for the payment and performance of Borrower's obligations to Holders arising under the Direct Offering and the Notes, it is the intent of Borrower to pledge to and create in favor of FFEC, as the collateral agent, for the benefit of Holders, a security interest in certain property of Borrower, as provided below.

I. Each Holder has executed or will execute a Subscription Agreement pursuant to which such Holder has agreed to be bound by all of the terms and conditions of this Agreement, which is attached as an exhibit to each Subscription Agreement, without actually executing this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

     1. GRANT OF SECURITY INTERESTS. Subject only to: (i) FFEC successfully obtaining an amount of funds equal to or greater than the amount of the Minimum Raise and actually loaning such amounts to Borrower; and (ii) FFEC and Canopy entering into the Intercreditor Agreement, to secure payment and performance of the obligations of Borrower to Holders under the Notes, Borrower grants to Agent a security interest in all of the Collateral (as defined in Exhibit "A").

     2. AGENT

          2.1 APPOINTMENT. Each Holder appoints FFEC as Agent under this Agreement to protect and preserve the Collateral and irrevocably authorizes Agent to act as Agent of such Holder as specified in this Agreement. Agent agrees to act as Agent upon the express conditions contained in this Section 2. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower.

          2.2 POWERS; GENERAL IMMUNITY, ETC. Each Holder irrevocably authorizes Agent to take such action on his, her or its behalf and to exercise such powers under this Agreement as are specifically delegated to Agent by the terms of this Agreement, together with such powers as are reasonably incidental to such powers. Agent shall have only those duties, which are specified in this Agreement and may perform such duties by or through its agents, representatives or employees. In performing its duties on behalf of Holders, Agent shall exercise the same care it would exercise in dealing with loans made for its own account, but shall not be responsible to any Holder for: (a) the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of all or any of the Notes; or (b) any representations, warranties, recitals or statements made in this Agreement, in any written or oral statement or any financial or other statements, instruments, reports, certificates or other documents furnished or delivered by Agent to any Holder on behalf of Borrower, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in this Agreement or the Notes or as to the use of the proceeds of the Notes. Agent shall not be responsible for insuring the Collateral or for the payment of any taxes, assessments, charges or liens of any nature, whatsoever, upon the Collateral. Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default, as defined in

Section 9, or potential Event of Default, unless Agent has actual knowledge of or has been notified in writing of such Event of Default or potential Event of Default by Holders or Borrower. Neither Agent nor any of its employees, representatives or agents shall be liable to Holders for any action taken or omitted under or in connection with this Agreement or the Notes, unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement or of any Note shall be deemed to impose any duty or obligation on Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on Agent to perform any act or exercise any right or power if such performance or exercise would subject Agent to a tax in a jurisdiction where it is not then subject to a tax. Without prejudice to the generality of the foregoing, no Holder shall have any right of action, whatsoever, against Agent as a result of Agent acting or (where so instructed) refraining from acting under this Agreement or any Note in accordance with the instructions of Holders. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement, unless and until it has obtained the written instructions of the Requisite Holders as defined below. Nevertheless, Agent may in the exercise of its discretion and based upon its business judgment take such actions or cause its attorneys or agents to take such actions that Agent believes to be in the interests of the Holders. "REQUISITE HOLDERS" shall mean any combination of Holders whose combined Pro Rata Share, as defined below, of the aggregate principal amount outstanding under the Notes is equal to or greater than fifty-one percent (51%). "PRO RATA SHARE" shall mean, for any Holder, the proportion the principal amount outstanding under such Holder's Note(s) bears to the aggregate principal amount outstanding under all of the Notes.

          2.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR INSPECTION. Each Holder represents and warrants that such Holder has made his, her or its own independent investigation of the financial condition and affairs of Borrower in connection with the making of the loans represented by the Notes and has made and shall continue to make his, her or its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Holders or to provide any Holder with any credit or other information and shall further have no responsibility with respect to the accuracy or completeness of the information provided to Holders.

          2.4 RELIANCE BY AGENT.

               2.4.1 Agent may consult with counsel it selects and shall be fully authorized and protected in respect of any action taken or suffered by Agent under or in accordance with this Agreement in reliance on any opinion or legal advice of such counsel; provided, however, that such counsel must not be an employee of or affiliated with Agent or Borrower. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.

               2.4.2 Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement.

               2.4.3 Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement at the request or direction of Holders, unless Holders shall have provided Agent with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

          2.5 RIGHT TO INDEMNITY.  Each Holder jointly and severally  agrees to:
(i) indemnify and hold Agent, and any person acting on behalf of Agent, harmless from and against (in the absence of gross negligence or willful misconduct on the part of Agent or any person acting on Agent's behalf); and (ii) promptly, on receipt by such Holder of Agent's statement, reimburse Agent, according to such Holder's Pro Rata Share, to the extent Agent has not been reimbursed by Borrower on account of and for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, the reasonable fees and disbursements of counsel and other advisors) or disbursements of any kind or nature, whatsoever, with respect to Agent's performance of its duties under this Agreement. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

          2.6 AGENT'S REIMBURSEMENT. If an Event of Default or a potential Event of Default shall have occurred and be continuing, Agent shall have the right to request from Holders according to each Holder's Pro Rata Share, such funds as Agent may reasonably determine are necessary for the establishment of a fund on which Agent may draw to pay any expenses incurred by Agent in connection with the enforcement of the rights and remedies granted to Agent on its own behalf and on behalf of Holders under this Agreement including, without limitation, all reasonable attorneys' fees and expenses of other advisors retained by Agent, and Agent may cease or not commence to enforce any rights and remedies under this Agreement if Holders fail to comply with any such request. Pursuant to Section 9, any proceeds realized from the disposition of the Collateral after an Event of Default in accordance with Section 9 shall be applied first to the payment of expenses incurred by Agent in obtaining, taking possession of, removing, insuring, repairing, storing and disposing of the Collateral.

          2.7 RESIGNATION AND APPOINTMENT OF SUCCESSOR AGENT. Agent may resign at any time by giving thirty (30) days' prior written notice to Holders and Borrower; provided, however, that the retiring Agent shall continue to serve until a successor Agent shall have been selected and approved pursuant to this
Section 2.7. Upon any such notice, the Requisite Holders shall appoint a successor Agent. Upon the receipt of any required consents and the acceptance of an appointment as an Agent under this Agreement by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation as Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          2.8 CONFLICTS. Agent and its affiliates may lend money to and generally engage in any kind of business with Borrower and any person who may do business with or own securities of Borrower, all as if Agent were not Agent and without any duty to account to Holders or to disclose to Holders confidential information which Agent may receive from Borrower or any such person in connection with such other activity or business.

          2.9 COMMUNICATIONS. Agent will promptly notify each Holder of any Event of Default or potential Event of Default of which Agent becomes aware. Holders agree that written communications from Agent to Borrower on behalf of Holders that are within the scope of Agent's duties under this Agreement shall be binding on all Holders.

          2.10 CARE OF COLLATERAL. Agent shall exercise reasonable care in the custody and preservation of the Collateral, but shall have no obligation to initiate any action with respect to, or otherwise inform Borrower of, any conversion, call, exchange right, preemptive right, subscription right, purchase offer or other right or privilege relating to or affecting the Collateral. Agent shall have no duty to preserve the rights of Borrower against adverse claims or to protect the Collateral against the possibility of a decline in market value. Subject to Section 8, Agent shall not be obligated to take any action with respect to the Collateral requested by Borrower unless the request is made in writing and Agent determines that the requested action will not unreasonably jeopardize the value of the Collateral as security for the Notes.

          2.11 ESCROW OF FUNDS PRIOR TO MINIMUM RAISE. Prior to the date that FFEC receives such funds from Holders that shall be equal to or greater than the amount of the Minimum Raise, FFEC shall retain all such funds in a noninterest-bearing escrow account for the benefit of the Holders and the Company and shall not disburse any portion of such funds to the Company. Immediately upon determining that it has received an amount of funds from Holders through the Direct Offering that is equal to or greater than the amount of the Minimum Raise, FFEC shall disburse such funds to the Company.

     3. SPECIAL PROVISIONS CONCERNING ACCOUNTS RECEIVABLE; CONTRACT RIGHTS; INSTRUMENTS.

          3.1 LEGENDS. If Agent so directs, Borrower shall place a legend, in form and manner reasonably satisfactory to Agent, on Borrower's accounts receivable and contracts, as well as books, records and documents of Borrower evidencing or pertaining to the same with an appropriate reference to the fact that such accounts receivable and contracts have been assigned to Agent and that Agent has a security interest in them.

          3.2 DIRECTION TO ACCOUNT DEBTORS; CONTRACTING PARTIES: ETC. Upon the occurrence of an Event of Default and, if Agent so directs, Borrower agrees: (a) to cause all payments on account of Borrower's accounts receivable and contracts to be made directly to Agent; and (b) that Agent may, at its option, directly notify the obligors with respect to any such accounts receivable and/or under any contracts to make payments with respect to such accounts receivable and contracts as provided in preceding clause (a). Without notice to or assent by Borrower, Agent may apply any or all amounts in the manner provided in Section 9 of this Agreement. The costs and expenses including, without limitation, attorneys' fees, of collection, whether incurred by Borrower or Agent, shall be borne by Borrower.

     4. BORROWER'S REPRESENTATIONS AND COVENANTS. Borrower represents and covenants as follows:

          4.1 Borrower is the owner of the Collateral and the Collateral is free from all liens, adverse claims and other security interests (other than those created by this Agreement), except that: (a) the Collateral is subject to the senior perfected security interests of Canopy and certain other secured creditors listed in the Bankruptcy Schedules filed by EBIZ and JBSI; (b) certain contract, lease and license rights; and (c) Borrower shall have the right to acquire equipment or other similar items in the future through purchase or lease where the payment to the seller is secured by such equipment or other items or is subject to the interests of the lessor, so long as such equipment or other items do not replace items of Collateral under this Agreement.

          4.2 No representation or warranty is made by Borrower with respect to:
(a) the value of the Collateral as of the date of this Agreement or the liquidation value of the Collateral in connection with a transfer, sale or other disposition of the Collateral pursuant to Section 10; or (b) the assignability of the contract rights and exclusive licenses referred to in Section 5.1.

          4.3 The manufacturing facilities of Borrower are located at 13715 Murphy Road, Suite D, Stafford, Texas 77477. All inventory and equipment held on the date of this Agreement by Borrower is located at that location. Borrower agrees that all inventory and equipment now held or subsequently acquired by Borrower shall be kept at that same business address. The originals of all documents evidencing all accounts receivable and contract rights of Borrower and the only original books of account and records of Borrower relating to such accounts receivable and contract rights are, and will continue to be, kept at Borrower's chief executive office or at such new locations as Borrower may establish in accordance with this Section. Borrower will notify Agent in writing prior to any change in the location of its chief executive office or of any change of Borrower's name or corporate structure or of any proposed transfer of any material item or portion of the Collateral and will take at its expense all action, satisfactory to Agent, to maintain the security interest of Agent in the Collateral intended to be granted by this Agreement at all times fully perfected and in full force and effect. Notwithstanding the foregoing, there shall be no restriction applicable to Borrower's transfer of inventory to the extent of normal shipments to Borrower's customers (consistent with past practice).

          4.4 Except for sales of inventory in the ordinary course of business, Borrower will not, without the prior written consent of Agent (which consent will not be unreasonably withheld), sell, transfer, assign, exchange or otherwise dispose of the Collateral. Except as to sales in the ordinary course of business or sales or dispositions in connection with the upgrade of Borrower's equipment, if the Collateral, or any material part of the Collateral, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interest of Agent shall continue in the proceeds of such Collateral, notwithstanding such sale, transfer, assignment, exchange or other disposition, and Borrower will hold the proceeds thereof in a separate account for Agent's benefit. Borrower will, at Agent's request, transfer such proceeds to Agent in kind.

          4.5 Borrower will pay and discharge all taxes, assessments and governmental charges and levies against the Collateral prior to delinquency and will keep the Collateral free of all unpaid charges, whatsoever.

          4.6 Borrower will use reasonable efforts to keep and maintain the Collateral in good condition and repair. Borrower will not misuse or abuse the Collateral, or waste or allow it to deteriorate except for ordinary wear and tear in its normal and expected use in Borrower's business, and will comply in all material respects with all laws, statutes and regulations pertaining to the use or ownership of the Collateral.

          4.7 Borrower will maintain such insurance against loss of or damage to items of equipment and other similar tangible personal property included in the Collateral as Borrower may deem necessary or advisable in its sole discretion.

          4.8 Agent shall have at all reasonable times (a reasonable time being deemed to mean normal business hours of Borrower and based upon at least twenty-four (24) hours oral or written notice from Agent) the right to enter into and upon any premises where any of the Collateral or records with respect to the Collateral are located for the purpose of inspecting the same, making copies of records, observing the use of any part of the Collateral, or otherwise protecting its security interest in the Collateral; provided, however, that Agent shall not disrupt the operations of Borrower.

     5. FINANCING STATEMENTS. Borrower agrees to sign and deliver to Agent such financing statements, in a form acceptable to Agent, as Agent may from time to time reasonably request or as are necessary or desirable in the opinion of Agent to establish and maintain a valid, enforceable security interest in the Collateral as provided in this Agreement and the other rights and security contemplated in this Agreement, all in accordance with the A.R.S.ss.47-9101, ET SEQ., or any other relevant law. Borrower will pay any applicable filing fees and related expenses.

     6. POTENTIAL CONVERSION OR EXCHANGE OF NOTES PURSUANT TO THE PLAN; ASSIGNMENT OF NOTES; ADDITIONAL HOLDERS.

          6.1 CONVERSION OR EXCHANGE. The parties acknowledge that the Plan of Reorganization (the "PLAN") to be proposed by Borrower may provide for the conversion or exchange of all or part of the aggregate amount of debt due and owing to Holders upon the effective date of that Plan into common stock of the entity that shall be designated by the Plan as the "Reorganized Debtor," or that the Plan may grant certain rights of conversion or exchange to each Holder.

          6.2 CANCELLATION OF DEBT UPON CONVERSION. After any such conversion or exchange under the Plan, the amount due to each such converting or exchanging Holder shall be cancelled and cease to be an obligation of Borrower but there shall be no corresponding reduction in the Collateral except pursuant to Section 8.

          6.3 ASSIGNMENT OF NOTES & ADDITIONAL HOLDERS. In the event any Holder assigns or transfers his, her or its Note or in the event there are additional Holders after the date of this Agreement, the transferee and such additional Holders, as applicable, shall be required to agree in writing to be bound by all of the terms and conditions of this Agreement and to agree that the Note of such Holder or transferee shall be or remain subject to the terms of this Agreement.

     7. TERMINATION; RELEASE OF COLLATERAL.

          7.1 This Agreement, except for the rights and obligations contained in
Section 7 above, shall terminate and Agent shall release and return to Borrower such Collateral as has not been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by Agent under this Agreement upon the first to occur of: (a) payment in full of the Notes; or (b) conversion by all Holders of the Notes pursuant to the terms of the Plan.

          7.2 Upon termination of this Agreement and in addition to the release set forth in Section 8.1, Agent shall, at Borrower's request and expense, execute and deliver to Borrower the proper instruments (including one or more Uniform Commercial Code Termination Statements on form UCC-3).

     8. EVENTS OF DEFAULT. The occurrence of one or more of the following events (each an "Event of Default") shall constitute an Event of Default under this
Agreement:

          8.1 the failure of Borrower to pay when due under any Note to any Holder the principal or accrued interest, and such failure shall continue unremedied for thirty (30) or more calendar days;

          8.2 The failure of Borrower to perform any material obligation imposed upon Borrower under this Agreement, the Patent Assignment or the Subscription Agreement;

          8.3 The breach by Borrower of any representation contained in this Agreement;

          8.4 The conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code; or

          8.5 The appointment, at any time during the Bankruptcy Case, of a trustee, pursuant to 11 U.S.C. ss.1104.

          Upon the occurrence of any such Event of Default, Agent shall, in the exercise of its discretion or upon the written request of the Requisite Holders, provide Borrower with a notice of said Event of Default (the "NOTICE") by serving a copy of the Notice to Borrower and Canopy at the addresses set forth herein and in the manner(s). In the event that Borrower fails to cure that Event of Default on or before ten (10) business days after the receipt of the Notice, Agent shall be entitled to: (a) declare all Notes and all other indebtedness secured under this Agreement immediately due and payable; (b) if permitted by applicable law, transfer all or any part of the Collateral into the Holders' names or the names of their nominees (and, if applicable, Borrower shall provide such assistance as may be requested by Agent or Holders); (c) give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect to the Collateral as though Agent were the outright owner of the Collateral (Borrower hereby irrevocably constituting and appointing Agent as Borrower's proxy and attorney-in-fact, with full power of substitution to do
so); and (d) exercise any or all other rights and remedies granted to a secured party under the provisions of the Arizona Uniform Commercial Code, including without limitation the power to dispose of the Collateral by public or private sale or to accept the Collateral in full payment of the Notes.

          Any proceeds realized from the disposition of the Collateral shall be applied first to the payment of expenses incurred by Agent in obtaining, taking possession of, removing, insuring, repairing, storing and disposing of the Collateral and then to the payment to each Holder of such Holder's Pro Rata Share of such proceeds. Any surplus proceeds shall be paid over to Borrower. In the event such proceeds prove insufficient to satisfy all obligations of Borrower under the Notes, Borrower shall remain liable for the resulting deficiency.

     9. COSTS AND EXPENSES. All costs and expenses, including reasonable attorneys' fees, incurred by Agent in the exercise or enforcement of any right, power or remedy granted to it under this Agreement shall become part of the indebtedness secured under this Agreement and shall constitute a liability of Borrower payable immediately upon demand and bearing interest until paid at a PER ANNUM rate equal to ten percent (10%).

     10. APPLICABLE LAW; SUCCESSORS AND ASSIGNS. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to such State's principles of conflicts of law, and shall be binding upon the executors, administrators, heirs and assigns of the parties.

     11. NOTICES. All notices, consents, waivers or demands of any kind which any party to this Agreement may be required or may desire to serve on any other party in connection with this Agreement shall be in writing and shall be delivered by personal service or sent by telecopy or registered or certified mail, return receipt requested, with postage fully prepaid. All such communications shall be addressed as follows:

          IF TO BORROWER:

          EBIZ Enterprises, Inc.
          Jones Business Systems, Inc.
          c/o Bruce Parsons, President
          13715 Murphy Road, Suite D
          Stafford, TX  77477

     and to

          Christopher R. Kaup, Esq.
          TIFFANY & BOSCO, P.A.
          1850 North Central Avenue, Fifth Floor
          Phoenix, AZ  85004

          IF TO AGENT:

          First Financial Equity Corp.
          c/o George Fischer
          7373 North Scottsdale Road, Suite 162-B
          Scottsdale, AZ 85253

          IF TO HOLDERS: At the address for such persons in Agent's record books.

          Except as may otherwise be provided in this Agreement, all such communications shall be deemed to have been received and duly given (a) when transmitted by telecopier with verified receipt; (b) two (2) days after being delivered to an air courier (e.g. Federal Express) upon proof of delivery; or
(c) five (5) days after being deposited certified or registered mail, postage prepaid. Any party may change his, her or its address for such communications by giving notice to the other parties, as provided in this Section.

     12. SEVERABILITY. If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected by such invalidity.

     13. AMENDMENT. This Agreement and any of its terms may be changed, waived or terminated only by a written instrument signed by the party against whom enforcement of such change, waiver or termination is sought; provided, however, that any provision of this Agreement that operates for the benefit of Holders as a group may be waived as to (and shall be binding upon) all Holders with the written consent of the Requisite Holders, but any one Holder's obligations under this Agreement cannot be increased without such Holder's prior written consent.

     14. MISCELLANEOUS. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement. This Agreement, the Notes, and the UCC-1 Financing Statements, together with their respective exhibits and schedules, contain all the representations and constitute the entire agreement of the Holders, Agent and Borrower and supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the subject matter of this Agreement. This Agreement does not create any rights in parties who are not a party to this Agreement. Each party agrees to cooperate fully with the other parties and to sign such further instruments, documents and agreements as may be reasonably requested by any other party to better evidence and reflect the transactions described in and contemplated by this Agreement and to carry out the intents and purposes of this Agreement including, without limitation, the execution and delivery by Borrower of any instruments, documents and agreements necessary to transfer registration rights applicable to the Collateral in connection with the transfer, sale or other disposition of all or any part of the Collateral upon the occurrence of an Event of Default.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

BORROWER:

EBIZ ENTERPRISES, INC.
JONES BUSINESS SYSTEMS, INC.


By
     --------------------------------
     Bruce Parsons
Its: President

AGENT:

FIRST FINANCIAL EQUITY CORP.


By
     --------------------------------
     George Fischer
Its: President


HOLDER:

--------------------------------
Print or type Name below:

--------------------------------

--------------------------------

--------------------------------